FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 11, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Sets Intermediate Casing at Kutno
KSK Pipeline Completion Increases Daily Production

Salt Lake City, July 11, 2012 – FX Energy, Inc. (NASDAQ: FXEN) today announced it has drilled into the top of the Zechstein formation at the Kutno-2 well at 4,912 meters and  successfully set and cemented the intermediate casing. The next operations in the well will be to run a cement bond log and continue drilling to penetrate the Zechstein, which is expected to be approximately 1,150 meters thick. Once the base of the Zechstein is reached, a 7” liner will be set and cemented through the section. Thereafter, drilling is planned to continue to core and test the Rotliegend target reservoir. Kutno-2 well is being drilled together with the Polish Oil and Gas Company (“PGNiG”).

“This is a major milestone in drilling the Kutno well,” said Andy Pierce, VP of Operations for FX Energy.  “We have now reached a point where some of the most difficult drilling should be behind us.”

Kutno-2 targets a massive Rotliegend structure. Unknown reservoir and gas quality, along with depth, make this a very high risk well. PGNiG will earn a 50% interest in the Kutno concession in connection with its participation in the Kutno-2 well.

KSK Pipeline Completed

The pipeline bottleneck at KSK was eliminated on June 28th, and all three wells (Sroda, Kromolice 1 & 2) are now producing at a combined rate of approximately 13.0 MMCFD (6.4 MMCFD net to the Company’s 49% interest). The Company’s total net daily production rate at June 30, 2012 was approximately 14.8 MMCFD.

Other Drilling Operations

Komorze-3

The Komorze-3 well has reached a depth of 3,950 meters at the base of the Zechstein and a 7” liner will be set and cemented.  Drilling into the Rotliegend is expected later next week.  Komorze-3 targets a satellite structure located less than 3 kilometers from the Company’s 2011 Lisewo-1 Rotliegend gas discovery. PGNiG is the operator of the well and holds 51% interest; the Company holds 49% interest.

Frankowo-1

Tenders for all services have been completed for the Frankowo well and contractors have been selected.  Land for the drill site has been leased and location preparation will commence shortly. Drilling is expected to begin by mid-August. The Frankowo well is located in FX’s 100% held Block 246 concession in west central Poland. Rotliegend gas at approximately 2,200 meters is the prospective target for this well.

Tuchola-3

Tender documents for the Tuchola-3 well are nearing completion and the process should allow for spudding the well later in the third quarter. The Tuchola-3 well is in the Company’s 100% held Edge concession in north central Poland. Permian gas at approximately 2,100 meters and Devonian oil at approximately 3,150 meters are the Tuchola-3 targets. Like the Frankowo well, the Tuchola-3 is also a wildcat well.

Mieczewo-1

Location preparation is underway at the Mieczewo-1 well, where drilling is expected to begin in the third quarter. Rotliegend gas at approximately 3,385 meters is the target. PGNiG is the operator of the well and holds 51% interest; the Company holds 49% interest.

Plawce-2

Workover and fracking operations at the Plawce-2 well are expected to begin in August. PGNiG is the operator of the well and holds 51% interest; the Company holds 49% interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Select Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all. Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy’s website at www.fxenergy.com.